EXHIBIT 10.2

EMPLOYMENT AGREEMENT

between

Mind-NRG SARL

(Company)

Rue de Jargonnant 2

1207 Geneva Switzerland

and

Geoff Race

(Employee)

The Company and the Employee are also referred to as “Party” or “Parties”.

i.

TABLE OF CONTENTS

(continued)

		Page

(a)	Entire Agreement	11
(b)	Severability	11
(c)	Amendments	12
(d)	Governing Law and Jurisdiction	12
(e)	Notices	12
(f)	Execution	12
(g)	Counterparts	12

ii.

EMPLOYMENT AGREEMENT

1.Beginning of Employment

The Employee’s employment relationship with the Company (the “Employment”) commenced on May 1, 2014 (the “Commencement Date”) and the Employee’s period of continuous employment with the Company for statutory purposes began on that date. This Employment Agreement (the “Employment Agreement”) shall start with effect from August 1, 2016.

2.Position

(a)Job title

The Employee is employed in the function as Executive Vice President, Chief Financial Officer and Chief Business Officer of the Company and its parent, Minerva Neurosciences, Inc. (“the Parent”).

(b)Duties and Responsibilities

It is understood that the duties and responsibilities arising out of the above function includes all tasks customarily or reasonably incidental to such function and those expressly mentioned in this Employment Agreement.

The Company may change the duties and responsibilities of the Employee from time to time and may assign to the Employee any additional or new duties or responsibilities as deemed reasonable and appropriate subject to the Employee’s prior consent.

The Employee will report to the Company’s President and Chief Executive Officer (“CEO”), and shall perform such duties consistent with his position as Chief Financial Officer of the Company and the Parent and as may reasonably be assigned to him by the CEO and/or the Board of Directors of the Company and/or of the Parent (the “Board”).

Upon consultation with the Employee and subject always to the Employee’s prior agreement (not to be unreasonably withheld or delayed), the Company may: (i) require the Employee to act as officer, director or in any other corporate function within the Company or in direct or indirect subsidiaries, shareholders or other companies associated with the Company (the “Affiliates”, the Company and the Affiliates together the “Group”), (ii) assign to the Employee any additional or new duties or responsibilities as deemed reasonable or appropriate by the Company in the course and fulfilment of its business.

The Employee shall carefully perform all work assigned to the Employee, and loyally safeguard the Company’s and Group’s legitimate interests. The Employee agrees to devote substantially all of his working time, attention and energies to the Group.

If and to the extent that the Employee shall be or become a director of the Company, the Parent or any Affiliate as defined in this Employment Agreement the Company shall procure that directors and officers liability insurance is put in place consistent with the indemnification provisions in the By-Laws of the Parent (to the extent allowed by applicable law).

(c)Work for Third Parties

While he remains employed by the Company, the Employee shall not work for any third party or engage in any other business activity that is in conflict with his duties and obligations to the Group; provided, however, that, for the avoidance of doubt, he may (i) manage his passive personal investments, (ii) with advance written approval from the Company, serve on industry, trade, civic, charitable or nonprofit corporate boards or committees, (iii) with advance written approval of the Company, serve on outside for-profit corporate boards or

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committees, and (iv) with advance written approval of the Company (which is not to be unreasonably withheld or delayed), serve as a consultant to for-profit entities.

3.Place of Work

The Employee’s principal place of work shall be in Cambridge UK. Nevertheless, the Employee understands and agrees that he may, in the course of the Employment and where reasonably requested by the Company, be required to travel to and work in other places and countries within the European Union in order to perform his obligations and duties under the Employment Agreement.

4.Compensation

(a)Base Salary

The Employee shall receive an annual base salary of USD 334,185 gross (the “Base Salary”), payable in twelve monthly instalments at the end of each month (in accordance with the Company’s normal payroll practice), plus any mandatory contributions for family and children allowances.

The Base Salary will be subject to review by the Company on the anniversary of the Employee’s Commencement Date. There is no obligation to award an increase nor any entitlement to reduce the Base Salary.

(b)Annual Bonus

The Employee shall be eligible for a discretionary bonus payment for each calendar year that ends during the Employment in an amount up to 50% of the Base Salary paid in such calendar year (the “Annual Bonus”). The amount of the Annual Bonus as well as the targets shall be defined in January of the respective calendar year or as soon as possible afterwards in an agreement between the Company and the Employee. The Company may in its absolute discretion pay the Employee the Annual Bonus of such amount and at such intervals as the Company may in its absolute discretion determine, taking into account a variety of factors including, but not limited to, achievement of objectives established by the Board (and/or the Compensation Committee thereof (the “Compensation Committee”)) for the Company and specific annual performance objectives for the Employee’s position as set by the Board, the Compensation Committee and/or the CEO. If the Company makes a bonus payment to the Employee in respect of one calendar year, it shall not be obliged to make subsequent bonus payments in respect of any subsequent calendar year. The Company may alter the terms of any bonus targets or withdraw them altogether without prior notice. The Employee shall have no right to the Annual Bonus (or a pro-rated Annual Bonus) if his employment terminates for any reason or he is under notice of termination (whether given by or received by him) at or prior to the date when the Annual Bonus might otherwise have been payable (save in the event of the Employee’s death in which case his beneficiaries and/or estate will be entitled to payment of a pro-rata portion of the Annual Bonus). Any bonus payment shall not be pensionable.

(c)Option Grant

Any stock, stock options, restricted stock units or other equity awards that the Employee has previously been granted by the Parent (including but not limited to any stock options granted under the Parent’s Amended and Restated Equity Incentive Plan) shall continue to be governed in all respects by the terms of their applicable grant agreements, grant notices and plan documents (collectively the “Stock Option Agreement”).  The Parent, in its sole discretion, may award the Employee equity grants pursuant to its equity incentive plan(s) from time to time in its sole discretion.

(d)Benefit Programs

The Employee may be given the opportunity by the Company to be eligible to participate in benefit programs that the Company/Group establishes and makes available to similarly situated employees from time to time (“Benefit Programs”), provided that the Employee is eligible under (and subject to all provisions of) the plan documents governing those programs (“Participation”). Such benefits may include participation in group

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medical, dental, and vision insurance programs, and term life insurance as well as appropriate sick pay provisions and pension contributions. In the alternative, the Company may reimburse the Employee for benefits comparable to those made available to other employees of the Company/Group.  The benefits made available by the Company/Group, and the rules, terms, and conditions for participation in such benefit plans, may be changed by the Company/Group at any time without advance notice. Any Participation is in the full discretion of the Company or the Affiliate issuing such Benefit Programs.

(e)Acknowledgements of the Employee

(i)Nature of Additional Payments

The Employee acknowledges and agrees that any entitlements granted and payments made in addition to the Base Salary, Change In Control Severance Benefits and the Benefit Programs referred to in this Employment Agreement, including, but not limited to any bonuses, participations, or gratuities of the Company or an Affiliate (the “Additional Payments”) are not part of the salary legally or contractually owed by the Company and are made at full discretion of the Company or the Affiliate granting such bonus, participation or gratuity, respectively. Any Additional Payments shall not create any obligation of the Company or Affiliate to make such Additional Payments in future and shall not create any right or entitlement of the Employee to such Additional Payments in future even if paid over consecutive years and without express reservation.

(ii)Conditionality

The vesting and payment of any Additional Payments, if any, are subject to the following conditions being cumulatively fulfilled on the respective due dates:

-the Employment Agreement has not ended (e.g. by notice of termination issued either by the Company or the Employee, mutual agreement, retirement, death, disability or otherwise);

-no notice of termination has been given under this Employment Agreement by either the Employee or the Company;

-the Employee is not in a material breach of any of his obligations under the Employment Agreement;

(iii)No other Compensation

The Employee acknowledges and agrees that he shall not be entitled to receive any other compensation or benefit of any nature from the Company except as expressly provided for in this Employment Agreement.

(iv)Deductions

The Company will be entitled to deduct from the Employee’s salary (or any other amount payable to the Employee by the Company): (i) any amount required by law to be deducted including income tax and national insurance contributions; (ii) any sum that the Employee has previously agreed in writing may be deducted; (iii) any sums which are due from the Employee to the Company including (but not limited to) outstanding loans, advances and overpayments of salary, sick pay or expenses.

5.Expenses

The Employee shall be entitled to reimbursement by the Company of all out-of-pocket business expenses reasonably incurred by the Employee during the Employment in the performance of the Employee’s duties under this Employment Agreement. However the reimbursement is subject to (i) the submission of relevant vouchers and receipts and (ii) the compliance with the reimbursement policies of the Company as notified to the Employee by the Company from time to time.

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6.Working Time

The weekly working hours for the Employee are at least 42 hours per week.

The Employee shall work such extra hours and overtime, if required and to the extent such work can reasonably be expected in good faith. The Employee agrees that his employment falls within Regulation 20 of the Working Time Regulations 1998.

The Base Salary as defined in Section 4(a) hereunder includes any and all remuneration for such overtime, and the Employee shall have no entitlement to additional compensation for such overtime, whether in cash or in kind, or time off in lieu of such overtime.

7.Holidays

The Employee is entitled to twenty-five (25) days paid holiday per calendar year together with the usual public holidays in England and Wales.

The Company has the right to determine when the Employee shall take holiday by giving the Employee sufficient notice as is required under the Working Time Regulations 1998 (as amended from time to time). However, the Company shall take the Employee’s requests in due consideration. If the Employee requests to take holiday he shall reasonably prior to the in-tended holiday inform the responsible executive. In any event the Employee shall provide for suitable internal representation and he shall care for the ongoing service of important affairs during his holiday.

The holiday entitlement is based on one complete calendar year. For the year in which the Employment relationship begins or ends, the holiday entitlement is calculated on a pro rata basis. Upon termination of employment, the Employee shall either be entitled to salary in lieu of any outstanding pro rata holiday entitlement as accrued at the date of such termination or be required to repay to the Company any salary received in respect of holiday taken in excess of his pro rata entitlement, such payment to be calculated on the basis of 1/260th of the Base Salary payable to the Employee pursuant to Section 4 for each day of outstanding or excess holiday entitlement as appropriate.

8.Termination

(a)Termination

The Employment shall be terminated by either party on 12 months’ written notice. Upon observance of the notice period, termination shall be effective as of the end of the applicable business day (Monday to Friday).

The Company may, in its sole and absolute discretion, terminate the Employee’s employment at any time and with immediate effect. If the Company exercises its discretion to terminate the Employee’s employment in this way, the Employee shall be entitled to receive payment in lieu of notice (“Payment in Lieu”). This Payment in Lieu will be equal to (i) the Base Salary and pension contributions which the Employee would have been entitled to receive under Section 4(a) (or if notice has already been given, during the remainder of the notice period) less income tax and Employee National Insurance contributions as required by law, (ii) payment of a pro-rata portion of Employee’s Annual Bonus (assuming for purposes of this payment that Employee’s Annual Bonus is equal to 50% of Employee’s Base Salary).  The Payment in Lieu may be made in instalments.

In addition, upon termination for any reason not captured by Section 8(b) of this Agreement, the Employee will be immediately entitled to vesting of any unvested options, restricted stock, restricted stock units, or other equity awards that are outstanding immediately prior to the date of termination and, but for the termination of the Employment, would have vested during the twelve (12) month period immediately following the date of termination.

4.

(b)Summary Termination

The Company shall also be entitled, by notifying the Employee in writing, to terminate this Employment Agreement and the Employee’s employment immediately from the date of such notification and without any payment by way of compensation, damages, Payment in Lieu or otherwise if the Employee:

(i)commits any act of gross misconduct;

(ii)commits any material or persistent breach of the terms of this Agreement including any willful neglect or refusal to carry out any of his duties or to comply with any reasonable and lawful instructions given to him by the Board;

(iii)materially violates any written policy of the Company and fails to cure such violation within thirty (30) days following written notice from the Company;

(iv)commits an act of fraud or embezzlement against the Company and/or its Affiliates;

(v)willfully engages in conduct or willfully omits to take any action, resulting in material injury to the Company and/or its Affiliates, monetarily or otherwise (including with respect to the Company's and/or its Affiliates’ ability to comply with its or their legal or regulatory obligations);

(vi)materially breaches his fiduciary duties as an officer or director of the Company and/or any Affiliate;

(vii)is convicted of any criminal offence (other than an offence under the Road Traffic Acts for which a penalty of imprisonment cannot be imposed);

(viii)commits any act which constitutes an offence by the Employee or the Company under the Bribery Act 2010 whether done for the Company’s benefit or not;

(ix)has a bankruptcy order made against him or enters into a voluntary arrangements with his creditors;

(x)is prohibited by law from holding office in the Company or any other company or is disqualified or disbarred from membership of, or be subject to any serious disciplinary sanction by any professional or other body, which undermines the confidence of the Board in the Employee’s continued employment with the Company,

(termination for “Cause”)

(c)Garden Leave

The Company is under no obligation to provide the Employee with work during any notice period served hereunder and may, if either party serves notice to terminate the Employee’s employment or if the Employee purports to terminate his employment without due notice (and the Company has not accepted the resignation):

(i)require the Employee to perform only a specified part of his normal duties and no other duties, or no duties whatsoever; and

(ii)exclude the Employee from any premises of the Company for up to the duration of the notice period under Section 8(a) (“Garden Leave”).

5.

During any period of Garden Leave the Executive shall:

(i)remain an employee of the Company;

(ii)save as otherwise permitted by this Employment Agreement not whether directly or indirectly, paid or unpaid, be engaged or concerned in any other actual or prospective business or profession or be or become and employee, agent, partner, consultant or director of any other person, company, firm or assist to have a financial interest in any such business or profession;

(iii)not have any contact or communication with any customer, client, supplier or employee of the Company;

(iv)keep the Company informed of his whereabouts during working hours save when on holiday so that he can be called upon to perform any appropriate duties as required by the Company;

(v)if the Company requests, resign from any office in the Company and/or any Affiliate;

(vi)take any holiday which has accrued during the Garden Leave; and

(vii)continue to receive his salary and contractual benefits in the usual way.

(d)Termination Following a Change in Control

(i)If the Employee’s employment by the Company is terminated by the Company (or its successor or parent) without Cause (and not due to death) or by the Employee for Good Reason (as defined below) within twelve (12) months immediately following a Change in Control (as defined below), then subject to the Employee’s compliance with the Conditions (as defined below) the Company shall pay or provide him with the Change In Control Severance Benefits (as defined below) in a lump sum or monthly instalments following the date on which the Settlement Agreement (as defined below) becomes valid and binding (the “Settlement Date”), subject to such deductions as the Company and/or any Affiliate is required by law to make.  The Employee shall, subject to the Conditions, accept the Change In Control Severance Benefits in full and final settlement of all and any claims that he may have arising out of his employment, any office holding and/or the termination of such employment and/or office holding excluding any personal injury claims of which he is not aware as at the date of termination or any claims in relation to accrued entitlements under his Company pension scheme.

(ii) For purposes of this Agreement, the “Change In Control Severance Benefits” means as follows: (A) in addition to Section 8(a) a payment equivalent to 12 months’ Base Salary; (B) the full Annual Bonus for the performance year in which termination occurs, payable as a lump sum payment on the on the Company’s first ordinary payroll date occurring on or after the Settlement Date; and (C) regardless of the terms of the Stock Option Agreement, all outstanding unvested equity awards granted to the Employee shall become fully vested with effect from the date of termination.

(iii)For purposes of this Agreement, a “Change in Control” shall mean a change in ownership or control of the Parent effected through any of the following means: (a) a merger, consolidation or other reorganization approved by the Parent’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Parent’s outstanding voting securities immediately prior to such transaction, (b) a sale, transfer or other disposition of all or substantially all of the Parent’s assets, or (c) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the United States’ Securities Exchange Act of 1934 (the “1934 Act”) (other than the Parent or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Parent) becomes directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most

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recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Parent’s securities (as measured in terms of the power to vote with respect to the election of Parent Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Parent or the acquisition of outstanding securities held by one or more of the Parent’s existing stockholders; or (d) a change in the composition of the Parent Board over a period of twelve (12) consecutive months or less such that a majority of the Parent Board members ceases to be comprised of individuals who either (A) have been Parent Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Parent Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Parent Board approved such election or nomination; provided that any individual who becomes a Parent Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Parent Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

(iv)In the event of any interpretation of the Change in Control definition, the Board of Directors of the Parent, upon advice of legal counsel, shall have final and conclusive authority, so long as such authority is exercised in good faith.  Notwithstanding the foregoing, a Change in Control will only be deemed to occur for purposes of this Agreement if it also meets the definition used for purposes of the United States’ Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

(v)For purposes of this Agreement, termination by the Employee for “Good Reason” shall mean, without the Employee’s written consent, the occurrence of any one or more of the following events: (i) material diminution in the nature or scope of the Employee’s responsibilities, duties or authority; (ii) material reduction in the Employee’s Base Salary; (iii) relocation of the Employee’s principal work location more than fifty (50) miles from the location of his principal work location as of immediately prior to such relocation; or (iv) material breach of this Agreement by the Company.

(vi)The “Conditions” to which payment or receipt of the Change In Control Severance Benefits are subject to are as follows: (A) the Employee’s compliance with his obligations on termination and continuing compliance with the restrictive covenants contained in this Employment Agreement and any other obligations which continue post-termination; and (B) the Employee executing such documents as the Company and/or Board may require, including a settlement agreement in a form acceptable to the Company to be signed and effective within forty-five (45) days following the date of the termination (“Settlement Agreement”).  If the Settlement Agreement is not signed within forty-five (45) days following the date of termination then the Employee will forfeit any right to the Change In Control Severance Benefits.

(e)Return of Documents and Material

Upon termination of this Employment Agreement for any reason or earlier at the Company’s request, the Employee shall return to the Company any material, all files and any documents related to the business of the Group in his possession or open to his access, including all keys, access documents, computers, laptops, mobiles, designs, customer and price lists, printed material, documents, sketches, notes, drafts as well as copies thereof, regardless whether or not the same are originally furnished by the Company, an Affiliate or third party.

If the Employee shall have made copies of any documents or information, he shall immediately upon termination of this Employment Agreement for any reason or earlier at the Company’s request destroy or delete such documents, or return them to the Company, at the Company’s discretion.

9.Pension

The Company will comply with its obligations under the Pensions Act 2008 from the date when these apply to the Employee. If these obligations apply, the Company may be required to automatically enroll the Employee into a qualifying pension scheme and to deduct minimum pension contributions from his salary.

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A contracting-out certificate under the Pension Schemes Act 1993 is not in force for the Employee’s employment.

10.Illness, Accident and Death

(a)Medical Certificate

If the Employee’s absence exceeds three business days, the Employee shall, as soon as practicable furnish a medical certificate. However, the Company reserves the right to demand for a medical certificate in case of any absence, irrespective of the length of the absence. The Company is entitled to ask the Employee to consult a medical examiner at the Company’s expense.  The Employee will consent to that examination and will authorise the doctor to disclose to and discuss with the Company, his or her report (including copies) of the examination and his fitness for work.

If the Employee is absent from work due to sickness, injury or other incapacity he may be entitled to receive statutory sick pay ("SSP") from the Company provided that he is eligible for payment and has complied with all the statutory rules (including the statutory requirements for notification of absence).  For the purposes of SSP the Employee’s qualifying days are Monday to Friday inclusive.  The Employee will not be entitled to receive any remuneration other than SSP during periods of absence due to illness.

(b)Medical Costs for Occupational and Non-occupational Accidents

During the Employment the Employee is insured for occupational and non-occupational accidents. Premiums for occupational accident insurance and occupational sickness insurance are paid by the Company. Premiums for non-occupational accident insurance are paid by the Employee.

11.Intellectual Property Rights

The Company is entitled to all work results and all intellectual property and all related rights created by the Employee in the course of or in connection with the employment (notwithstanding whether in pursuance or fulfilment of a contractual duty or not, whether individually or with the assistance of any other individual or entity) (“Work And Intellectual Property Rights”), and all such Work And Intellectual Property Rights vest irrevocably to the maximum extent legally possible in the Company, including the right to sue for present, past and future infringements of any of the foregoing.

This transfer and assignment of work results, intellectual property and related rights is worldwide, unlimited in time, unrestricted in scope and encompasses all rights and exploitations, whether currently known or arising in the future. To the extent certain jurisdictions do not provide for the assignability of work results or intellectual property and related rights, the Employee grants to the Company a worldwide, irrevocable, exclusive, transferable and sublicensable, royalty-free, unlimited and unrestricted license to use, modify, develop and exploit such work results, intellectual property and related rights. Compensation for the transfer of these Intellectual Property Rights or their licensing, respectively, is included in the Base Salary according to Section 4(a).

To the extent permitted by law, the Employee agrees not to put forward any claim regarding possible moral rights in connection with any work under this section.

The Employee will, upon first demand of the Company, execute any documents, declarations, deeds of assignment or similar as may be requested by the Company for evidence or perfection of the above transfer and assignment.  In the event the Company is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document needed in connection with the actions specified in the preceding paragraph, the Employee hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for and in the Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by the Employee.

8.

In case of any inventions made during the performance of the Employment but out of the scope of the Employee’s contractual duties (which accrue with the Company pursuant to the first paragraph of this Section), the Employee shall have a right to compensation for such invention unless the Company releases such invention to the Employee.

12.Data Protection and Privacy

The Company will comply with the Data Protection Act 1998. The Employee expressly consents to the Company processing his data for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998).

The Employee expressly consents to the transfer of his personal data to any group company in Switzerland and to any country or territory outside of the European Economic Area even where the country or territory in question does not maintain adequate data protection standards.

13.Confidentiality

The Employee will have access to trade secrets and other confidential and proprietary information relating to the business and operations of the Company, other group companies and their clients (“Confidential Information”). Confidential Information includes any information of the Company or its Affiliates that is not generally known by those with whom they compete and includes, by way of example and without limitation, in whatever medium, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, machine, invention, improvement, manufacturing, sales or test data, business or financial information which are non-public in nature and which are treated as confidential or trade secret information by the Company. Such Confidential Information constitutes a unique and valuable asset of the Company and other group companies and their acquisition required great time and expense. The disclosure or any other use of Confidential Information, other than for the sole benefit of the Company or another group company, would be wrongful and would cause irreparable harm to the Company or an Affiliate.

The Employee understands, in addition, that the Company has received and in the future will receive confidential and/or proprietary knowledge, data, or information from third parties (“Third Party Information”).  During his employment and thereafter, the Employee will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with his work for the Company, Third Party Information unless expressly authorized by an authorized officer of the Company in writing.

During the Employee’s employment by the Company the Employee will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom he has an obligation of confidentiality, and the Employee will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom the Employee has an obligation of confidentiality unless consented to in writing by that former employer or person.

Information that enters the public domain, other than through the breach of the Employee of his obligations under this Employment Agreement is not Confidential Information in the meaning of this Employment Agreement.

The Employee is under a strict duty to keep all Confidential Information strictly and permanently confidential and, accordingly, shall not during the Employment or after termination of the Employment directly or indirectly use for any purpose other than for the sole benefit of the Company or an Affiliate, or disclose or permit to be disclosed to any third person or entity, any Confidential Information without first obtaining the written consent of the responsible executive and the party concerned, if applicable, except if required to do so by law.

The Employee may not make any statement to the media, as far as he is not authorised to do so by the responsible executive save in the proper performance of his duties.

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The Company reserves the right to claim compensation for damages as well as the right to the remedy of specific performance.

14.Non-Competition and Non-Solicitation

The Employee agrees that during the Employment and for a period of one year after termination of the Employment (the “Restricted Period”) he will not directly, indirectly, once, occasionally or professionally, under his name or under a third party name, on his own behalf or on behalf of third parties hold a Material Interest in a business or venture which (A) is or is about to compete with the Company or an Affiliate within the scope of research, development and commercialization of drugs to treat (i) psychiatric disorders, sleep disorders or Parkinson’s disease or (ii) any other indication for which the Company is clinically developing or commercializing a drug at the time of termination of the Employee’s employment (the “Restricted Business”), or (B) is likely to result in the intentional or unintentional disclosure or use of Confidential Information by the Employee in order for him to properly discharge his duties to or further his interest in that business or venture. It is recognized that the Restricted Business is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition and non-solicitation covenant are therefore not appropriate.

These restrictions shall not prevent the Employee from (a) accepting employment with a recognized pharmaceutical company that is not primarily engaged in a Restricted Business, provided that the services of the Employee for any such entity do not primarily relate to any Restricted Business in which such entity may be engaged and/or (b) holding five percent (5%) of the securities of any publicly traded entity.

During the Restricted Period, the Employee agrees not to, directly or indirectly, whether for the Employee’s own account or for the account of any other individual or entity in competition with the Restricted Business, (i) solicit for hire or engagement, hire, or engage any individual who is employed by the Company or its Affiliates on the date of any attempted solicitation in a senior managerial, sales, marketing, technical or supervisory capacity or was so employed during the 12 months period prior thereto with whom you dealt during that period or (ii) otherwise induce or attempt to induce any individual who is employed by Company or its Affiliates in a senior managerial, sales, marketing, technical or supervisory capacity to terminate such employment.

The Restricted Period shall be reduced by the amount of time during which, if at all, the Company places the Employee on Garden Leave.

For the purposes of this agreement "Material Interest" means (a) the holding of any position (whether employed or engaged) or the provision of services as director, officer, employee, consultant, adviser, partner, principal, agent or volunteer; (b) the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of not more than 5 per cent of the issued ordinary shares of any company whose shares are listed on any recognised exchange; or (c) the direct or indirect provision of any financial assistance.

15.Remedies and Enforceability

The Employee agrees that Company and its Affiliates’ remedies at law for any breach or threatened breach by the Employee of any of the provisions of Section 13 and/or 14 will be inadequate, and that, in addition to any other remedy to which the Company and/or its Affiliates may be entitled at law or in equity, the Company shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining order or orders to prevent breaches of the provisions of Sections 13 and/or 14 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond. Nothing herein contained shall be construed as prohibiting the Company and/or its Affiliates from pursuing, in addition, any other remedies available to the Company and/or any Affiliate for such breach or threatened breach.

It is expressly understood and agreed that the parties consider the restrictions contained in Sections 13 and/or 14 to be reasonable for the purpose of preserving the goodwill, proprietary rights and going concern value of the Company and its Affiliates.   The Employee agrees that he has read this entire Agreement and understand it.  The Employee agrees that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the

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Company’s legitimate business interests, including without limitation, the Company’s trade secrets or other Confidential Information and the goodwill of its customers.

The Employee represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it. If a final, determination is made by an arbitrator or court, as the case may be, having jurisdiction that the time or territory or any other restriction contained in Sections 13 and/or 14 is an unenforceable restriction on your activities, the provisions of Sections 13 and/or 14 shall not necessarily be rendered void but shall be deemed amended to apply as to such maximum time, if any and territory, if any and to such other extent, if any, as such arbitrator or court, as the case may be, may determine to be reasonable such that the Employment Agreement, as modified, provides the Company with the maximum protection of its business interests allowed by law and the Employee agrees to be bound by the Employment Agreement as modified.   Alternatively, if the arbitrator or court, as the case may be, referred to above finds that any restriction contained in Sections 13 and/or 14 or any remedy provided herein is unenforceable, and such restriction or remedy cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained therein or the availability of any other remedy.

If the Employee offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 13 and/or 14 of this Agreement are in effect the Employee agrees to inform the potential employer, partner, co-owner and/or others involved in managing the business with which the Employee has an opportunity to be associated of his obligations under this Employment Agreement and also agrees to provide such person or persons with a copy of this Employment Agreement.  The Employee agrees to inform the Company of all employment and business ventures which he enter into while the restrictions described in Sections 13 and/or 14 of this Employment Agreement are in effect and he also authorizes the Company to provide copies of this Employment Agreement to his employer, partner, co-owner and/or others involved in managing the business with which he is employed or associated and to make such persons aware of his obligations under this Employment Agreement.

16.Company Policies and Procedures

The Employee will at all times comply with all policies and procedures of the Company, which shall not form part of the Employee’s contract of employment. Details of the Company’s disciplinary and grievance procedures (which may apply from time to time) will be set out in separate documents available from HR.

There are no collective agreements which directly affect the terms and conditions of the Employee’s employment.

17.Miscellaneous

(a)Entire Agreement

This Employment Agreement constitutes the complete Employment Agreement between the Parties regarding its subject matter and supersedes all prior oral and/or written agreements, representations and/or communications, concerning the subject matter thereof.

(b)Severability

Should any of the provisions of this Employment Agreement be or become legally invalid, such invalidity shall not affect the validity of the remaining other provisions.

Any gap resulting from such invalidity shall be filled by a provision consistent with the spirit and purpose of the Employment Agreement.

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(c)Amendments

Any amendments or supplementation of this Employment Agreement shall require written form. The written form may be dispensed only in writing.

(d)Governing Law and Jurisdiction

This Employment Agreement shall be construed in accordance with and governed by the laws of England and Wales.

Any dispute, controversy or claim arising out of or in connection with this Employment Agreement, including the validity, invalidity, breach or termination thereof, and including tort claims, shall be exclusively submitted to and determined by the ordinary courts at the domicile of the defendant party or where the Employee normally performs his duties.

(e)Notices

All notices and other communications provided for in this Employment Agreement shall be in writing.

(f)Execution

The Parties have duly executed this Agreement as a Deed in two originals.

(g)Counterparts

This Employment Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

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Signed as a deed by Mind-NRG SARL acting by

Remy Luthringer	/s/ Remy Luthringer
Sole Manager	Authorised signatory

Signed as a deed by Geoff Race in the presence of:
/s/ Geoff Race
Geoff Race

/s/ Madeleine Roche
Name of Witness: Madeleine Roche

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